Exhibit 99.1

Energy Recovery REPORTS unaudited FINANCIAL RESULTS FOR THE SECOND QUARTER of 2015

SECOND QUARTER HIGHLIGHTS:

●	Revenue increased by 64% to $10.5 million in the current period, from $6.4 million in the second quarter of 2014, as a result of a strengthening global desalination market
●	Gross profit margin improved to 54% in the current period, from 48% in the second quarter of 2014, as a result of MPD shipments and a favorable shift in mix
●

Operating expenses increased by $1.3 million, or 17%, from $7.6 million in the second quarter of 2014 to $8.9 million in the current period. The increase was primarily driven by non-recurring CEO transition expenses which were offset by austerity measures initiated in the first quarter of 2015

●

Net loss of $(3.3) million, or $(0.06) per share, in the current period, compared to net loss of $(4.6) million, or $(0.09) per share, in the second quarter of 2014, as a result of higher sales volume and favorable mix, offset by higher operating expenses

●	Non-recurring expenses totaled $2.7 million in the current period, down from $3.0 million in the first quarter of 2015. YTD total non-recurring expenses totaled $5.7 million
●	Adjusted net loss of $(0.6) million, or $(0.01) per share, in the current period and YTD adjusted net loss of $(5.9) million, or $(0.11) per share

SAN LEANDRO, Calif., August 6, 2015-- Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced its unaudited financial results for the second quarter ended June 30, 2015.

Management Commentary

Joel Gay, President and Chief Executive Officer, remarked, “The Company’s second quarter is another sign of a strengthening global desalination market and underscores our optimism that this trend will persist through the balance of the year and potentially beyond. As a result of increasing market health, we dislodged previously delayed projects and advanced shipments into the current quarter, resulting in significant mega-project revenue. The mega-project revenue recognized this quarter coupled with over $14 million in new mega-project awards announced in 2015, will allow for higher plant utilization and margin expansion. While the majority of the desalination pipeline remains outside of the United States, our recent awards in California and Texas, as well as the imminent activation of the Carlsbad plant in San Diego, suggest that domestic demand may be at long last beginning to manifest.”

“A major initiative this year was the implementation of austerity measures throughout the business in pursuit of achieving break-even profitability in an acceptable time frame. Excluding non-recurring events, operating expenses of $6.3 million represent an 18% decrease over the second quarter of 2014, and reflect the depth of the cost rationalization effort underway. Despite an adjusted quarterly total of $6.3 million, we maintain our targeted run- rate range of $7.0 to $7.5 million which we expect to materialize in the near future. Both the current quarter’s operating expenses and desired run-rate demonstrate our increasingly targeted approach to marketing and sales, both of which have been right-sized to the realities of the current economic environment, as well as the nuances of our emerging market segments such as oil & gas and chemical processing.”

Mr. Gay continued, “Our momentum in desalination notwithstanding, the first half of the year was one of transition. Our strategy and operating tactics have been reloaded and our executive leadership reconstituted, and as such, we are now exclusively focused on execution. Specific to our emerging market segments of oil & gas and chemical processing, our narrowed focus on the Americas and the Middle East allows for rapid account engagement to initiate or advance retrofit or new-build opportunities within an elongated sales cycle. Through the installation and subsequent monitoring of our IsoGen® system in a Saudi Aramco gas processing plant earlier this year, we were able to crystallize the value proposition and grow our strategic partnership with a premier energy company. We have the financial wherewithal to stay the course and are confident in our ability to monetize the broader market opportunity over time. Specific to the VorTeq™, we are several months into field trials with Liberty Oilfield Services, and while we will not provide a concrete timeline for conclusion, we have been very pleased with the progress to date.”

Mr. Gay concluded, “Overall, I am encouraged by the progress discerned through the quarter’s results, as well as the intangible advances made on commercial and strategic fronts. With a strengthening desalination market, right-sized cost structure, reloaded strategy and a new executive leadership team, we are bullish on the financial and strategic prospects for the year and beyond.”

Revenue

The Company generated net revenue of $10.5 million in the second quarter of 2015, reflecting an increase of 64% when compared to the second quarter of 2014. The increase in revenue was primarily due to mega-project shipments totaling $3.8 million and higher OEM and AM shipments of $0.5 million. The Company’s revenue increased sequentially, by $4.6 million or 79%, from $5.9 million in the first quarter of 2015 as a result of favorable performance across all sales channels.

Gross Margin

Higher sales volume attributable to mega-project shipments was the primary driver to a gross profit margin increase to 54% in the second quarter of 2015 from 48% in the prior-year quarter. Other contributing factors also include a favorable shift in price and mix. The Company’s gross profit margin decreased sequentially from 57% in the first quarter of 2015 mainly due to lower pricing from a shift in channel and segment mix.

Operating Expense

Operating expenses increased to $8.9 million during the second quarter of 2015 from $7.6 million in the second quarter of 2014. The increase was primarily due to non-recurring CEO transition expenses and higher legal expenses, offset by austerity measures initiated in the first quarter of 2015. Operating expenses decreased sequentially by $2.5 million or 22% from $11.4 million. Total non-recurring expenses were $2.7 million for the second quarter of 2015 as compared to $3.0 million in the first quarter of 2015.

Bottom Line Summary

To summarize financial performance for the second quarter of 2015, the Company reported a net loss of $(3.3) million, or $(0.06) per share, largely due to non-recurring expenses. Comparatively, the Company reported a net loss of $(4.6) million, or $(0.09) per share, in the second quarter of 2014. Year-to-date, the Company reported a net loss of $(11.6) million, or $(0.22) per share.

Excluding non-recurring items, for the second quarter of 2015, the Company incurred a net loss of $(0.6) million, or $(0.01) per share. Year-to-date, excluding non-recurring items, the Company incurred a net loss of $(5.9) million, or $(0.11) per share.

Cash Flow Highlights

For the second quarter ended June 30, 2015, the Company generated net cash flow of $2.6 million.

The net loss of $(11.6) million included non-cash expenses of $5.5 million, the largest portion of which were share-based compensation expenses of $3.1 million, and depreciation and amortization expenses of $2.0 million.

Cash used by operating activities was $(8.0) million; favorably impacting cash from operating activities by $3.5 million was the monetization of receivables, chiefly offset by a $(1.5) million increase in inventory, a $(3.6) million decrease in accrued expenses and liabilities, and a $(1.7) million litigation settlement.

Cash generated from investing activities was $10.2 million; favorably impacting cash from investing activities by $8.2 million and $2.4 million were maturities of marketable securities and the release of restricted cash respectively, offset by $0.4 million of capital expenditures. Cash generated from financing activities was $0.3 million attributed to the issuance of common stock related to option exercises.

Balance Sheet Highlights

Including current and non-current restricted cash of $3.0 million, the Company reported unrestricted cash of $18.1 million, short-term investments of $4.7 million, and long-term investments of $0.3 million, all of which represent a combined total of $26.1 million.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words such as “bullish,” “confident,” “expect,” “encourage,” “maintain,” “suggest,” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 6, 2015 as well as other reports filed by the Company with the SEC from time to time.

CONFERENCE CALL TO DISCUSS SECOND QUARTER RESULTS FOR 2015

Live Conference Call:

Thursday, August 6, 2015, 5:30 pm EDT / 2:30pm PDT

Listen-only, Toll-free:	888-505-4368
Listen-only, Local:	719-325-2472
Conference ID:	9658352

Conference Call Replay:

Toll-free:	888-203-1112
Local:	719-457-0820
Access code:	9658352
Expiration:	August 20, 2015

Investors may also access the live call or the replay online at www.streetevents.com or at the Investors section of the Company’s website at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

ABOUT ENERGY RECOVERY, INC

Energy Recovery (NASDAQ: ERII) develops award-winning solutions to improve productivity, profitability, and energy efficiency within the oil & gas, chemical, and water industries. Our products simplify complex systems and protect vulnerable equipment. By recycling fluid pressure that would otherwise be lost in critical processes, we save clients more than $1.4 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Shanghai and Dubai. For more information about the Company, please visit our website at www.energyrecovery.com.

Contact:

Chris Gannon

Chief Financial Officer

510-483-7370

cgannon@energyrecovery.com

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$10,484	$6,407	$16,348	$10,304
Cost of revenue	4,836	3,332	7,367	4,984
Gross profit	5,648	3,075	8,981	5,320
Operating expenses:
General and administrative	5,362	2,995	11,640	5,034
Sales and marketing	1,994	2,702	4,427	5,197
Research and development	1,410	1,724	3,943	2,958
Amortization of intangible assets	158	215	317	430
Total operating expenses	8,924	7,636	20,327	13,619
Loss from operations	(3,276)	(4,561)	(11,346)	(8,299)
Interest expense	—	—	(40)	—
Other non-operating (expense) income	20	8	(82)	129
Loss before income taxes	(3,256)	(4,553)	(11,468)	(8,170)
Provision for income taxes	71	58	142	124
Net loss	$(3,327)	$(4,611)	$(11,610)	$(8,294)

Basic and diluted net loss per share	$(0.06)	$(0.09)	$(0.22)	$(0.16)

Shares used in basic and diluted per share calculation	52,026	51,566	51,987	51,506

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,2015	December 31,2014
ASSETS
Current assets:
Cash and cash equivalents	$18,107	$15,501
Restricted cash	1,347	2,623
Short-term investments	4,713	13,072
Accounts receivable, net of allowance for doubtful accounts of $162 and $155 at June 30, 2015 and December 31, 2014, respectively	7,429	10,941
Unbilled receivables, current	1,193	1,343
Inventories	9,703	8,204
Deferred tax assets, net	240	240
Prepaid expenses and other current assets	1,080	1,317
Total current assets	43,812	53,241
Restricted cash, non-current	1,704	2,850
Unbilled receivables, non-current	504	414
Long-term investments	262	267
Property and equipment, net of accumulated depreciation of $16,777 and $15,143 at June 30, 2015 and December 31, 2014, respectively	12,085	13,211
Goodwill	12,790	12,790
Other intangible assets, net	2,849	3,166
Other assets, non-current	2	2
Total assets	$74,008	$85,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,366	$1,817
Accrued expenses and other current liabilities	4,886	8,427
Income taxes payable	8	4
Accrued warranty reserve	747	755
Deferred revenue	1,224	519
Current portion of long-term debt	11	—
Total current liabilities	9,242	11,522
Long-term debt, net of current portion	42	—
Deferred tax liabilities, non-current, net	2,119	1,989
Deferred revenue, non-current	68	59
Other non-current liabilities	839	2,453
Total liabilities	12,310	16,023
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 54,510,642 shares issued and 52,031,186 shares outstanding at June 30, 2015, and 54,398,421 shares issued and 51,918,965 shares outstanding at December 31, 2014	55	54
Additional paid-in capital	127,803	124,440
Accumulated other comprehensive loss	(47)	(73)
Treasury stock, at cost 2,479,456 shares repurchased at both June 30, 2015 and December 31, 2014	(6,835)	(6,835)
Accumulated deficit	(59,278)	(47,668)
Total stockholders’ equity	61,698	69,918
Total liabilities and stockholders’ equity	$74,008	$85,941

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30
	2015	2014
Cash Flows From Operating Activities
Net loss	$(11,610)	$(8,294)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	3,053	1,215
Depreciation and amortization	1,959	1,998
Deferred income taxes	131	111
Amortization of premiums/discounts on investments	130	239
Other non-cash adjustments	86	(153)
Provision for doubtful accounts	59	126
Valuation adjustments for excess or obsolete inventory	21	43
Unrealized loss on foreign currency transactions	21	41
Provision for warranty claims	15	48
Changes in operating assets and liabilities:
Accounts receivable	3,472	5,724
Deferred revenue	714	153
Accounts payable	549	610
Prepaid and other assets	239	(213)
Unbilled receivables	60	5,281
Income taxes payable	4	4
Inventories	(1,520)	(4,683)
Litigation settlement	(1,700)	—
Accrued expenses and other liabilities	(3,633)	(2,443)
Net cash used in operating activities	(7,950)	(193)
Cash Flows From Investing Activities
Maturities of marketable securities	8,235	4,065
Restricted cash	2,422	(192)
Capital expenditures	(429)	(2,140)
Net cash provided by investing activities	10,228	1,733
Cash Flows From Financing Activities
Net proceeds from issuance of common stock	293	1,138
Proceeds from borrowings	55	—
Repayment of long-term debt	(2)	—
Repurchase of common stock for treasury	—	(633)
Net cash provided by financing activities	346	505
Effect of exchange rate differences on cash and cash equivalents	(18)	31
Net change in cash and cash equivalents	2,606	2,076
Cash and cash equivalents, beginning of period	15,501	14,371
Cash and cash equivalents, end of period	$18,107	$16,447